Exhibit 99.22

VIA EMAIL

PRIVILEGED AND CONFIDENTIAL

To:

The Board of Directors of Procaps Group, S.A. (the “Board”)

Procaps Group, S.A

9, rue De Bitbourg

L-1273 Luxembourg

Grand Duchy of Luxembourg

(the “Company” or “Procaps”)

October 10, 2024

Dear Board Members,

Hoche Partners Pharma Holding S.A. (“Hoche”) has just reviewed the Company’s press release on Form 6-K dated as of today, and is not surprised about the state of affairs. For more than two years, Hoche has been detailing with specificity, all the concerns with the current business and financial affairs at Procaps and its lack of transparency for minority shareholders, and have been demanding that the Board be replaced by independent directors. The Board (with the exception of Mr. Alberto Eguiguren) and senior management have done nothing to address the material illegal accounting methods and elaborate artifices (which we believe must have occurred prior to and after the 2021 De-SPAC transaction, and with the intent to hide facts from the Company’s auditors) to artificially boost EBITDA. The Board and the senior management have completely failed to understand that merely having policies to prevent accounting malfeasance, fraud and related party transaction reporting is not enough; there have to be fail-safe procedures and practices to ensure compliance with US-public company accounting and reporting obligations.

It is evident from the press-release and its contents that the nonchalance surrounding what was originally reported as one related-party accounting irregularity has avalanched into the situation the Company faces today. On several occasions, Hoche has emphasized that the majority of the Board have not acted in accordance with their fiduciary obligations to the Company and all shareholders, and are beholden to the Company’s majority shareholder, who, this is our unequivocal opinion, is responsible for all the accounting and transactional irregularities that have (we believe only partially) been disclosed at this point. Despite Hoche’s attempts, at its own significant expense, the majority of the Board has been, in our view, protecting the majority shareholder, at least until very recently. This is evident in the generic nature of the disclosures in the press release, which fail to name the majority shareholders.

Despite the above, as a shareholder, Hoche remains committed to Procaps’ ability to create long-term value for a business with that needs to pursue a new strategy, with transparent management and an experienced chairman. Over the next 48 to 72 hours, Hoche is prepared to negotiate with the Company’s existing lenders to prevent lenders from calling or enforcing events of default, capitalize the Company, and do all acts necessary to ensure the Company’s financial situation improves.

To carry out the above, Hoche has certain critical conditions to be met that will need to be negotiated among Procaps, its lenders and the controlling shareholder:

1.	Immediate resignation of all members of the Board in all capacities, including from all committees of the Company, except for Mr. Alberto Eguiguren.
2.	Immediate resignation of the Chairman of the Board.
3.	The majority shareholder and Hoche will mutually terminate the nomination agreement between the parties and Hoche will be appointed proxy for the majority shareholders’ voting rights.
4.	Hoche will be allowed to: (i) appoint the undersigned as Executive Chairman of the Board with immediate effect; and (ii) nominate an independent Board for shareholder approval.
5.	Procaps will pursue all available remedies under law against the responsible individuals for damages that arose out of the accounting and transactional irregularities.
6.	Procaps will complete the investigation, and restate and re-file audited financial statements for 2023.
7.	Procaps will attempt to appeal to Nasdaq for an extension in time to file its 2023 annual report on Form 20-F.

Items 1-7 are fair conditions in light of the Company’s situation and the need to take the Company in the right direction. If neither the majority shareholder nor the Board cooperate, unfortunately, Hoche’s view is the Company may: (i) be delisted by the Nasdaq; and (ii) have to file a petition for voluntary bankruptcy.

Hoche expects that this time and during this very difficult situation for the company, which could have been avoided, the majority shareholder and the Board will make the right decision in light of the Company’s future.

Sincerely,

/s/ Alejandro Weinstein

By:   Alejandro Weinstein, on behalf of Hoche Partners Pharma Holding S.A.